Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 25, 2008, relating to the financial statements and financial highlights which appear in the November 30, 2007 Annual Report to Shareholders of Kayne Anderson MLP Investment Company, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, CA
June 25, 2008